TRAVIS INDUSTRIES, INC.  (OTC:TVSI)
725 So. Broadway, Suite 30
Denver, Colorado 80209

TRAVIS INDUSTRIES, INC.  (OTC:TVSI) ANNOUNCES SWEEPING  CHANGES
Company Releases Material Terms of Agreement Effective May 1, 1998

For Immediate Release
Tuesday, May 19, 1998
Contact:      Thomas P. Raabe, Chief Executive Officer, c/o Rhonda Medina
Temporary No.  (303) 777-5936

Denver, Colorado - Travis Industries, Inc.'s new Chairman and CEO, Thomas
P. Raabe, announced today sweeping changes in the company designed to end operating losses and begin to enhance shareholder value.

Effective May 1, 1998, Thomas P. Raabe and Fred Boethling became executive officers and directors of Travis. Raabe and Boethling have substantial transactional and operational experience. Raabe has over 14 years experience as a transactional attorney specializing in corporate and securities law, and most recently has served as a senior corporate executive in several turn-arounds, reorganizations and recapitalizations of private and public companies. Over the past 4 years, Raabe advised prior management in corporate and securities law as special counsel on specific matters. Boethling has substantial experience in the areas of strategic planning, finance, turnarounds and acquisitions. He has over 20 years of management experience in a wide range of industries.

The prior management of Travis, Messrs. Stephen E. Cayou and Jeffrey R. Skinner, took the Company through a bankruptcy reorganization during 1995 and 1996, but experienced difficulty in completing the financial turn-around and had little success in attracting acquisition candidates.

Raabe and Boethling are being compensated in large part on a successful efforts basis thereby properly aligning their interest with those of the shareholders.

In general, the present plan is to:

 - Install New Management Team. Replace management with Raabe and Boethling, a team of professional managers with substantial transactional and operational experience and immediately expand the board of directors by recruiting independent outside and industry related directors;

- End Operating Losses.   Reduce operational overhead, update and
optimize operational and financial reporting systems, and increase revenue through focused marketing efforts thereby making the company's current operations profitable;

- Bring in New Capital in Staged Investments. Raise new equity for capital improvement, working capital and acquisition related due diligence and securities compliance expenses;

- Change Company Structure to Pursue Acquisitions through Subsidiary Companies. Restructure the company in a holding company format by placing the company's printing/direct mail advertising business into a newly formed, wholly owned subsidiary and create a second new subsidiary to pursue acquisitions and ventures in the outdoor extreme and adrenaline sports industry, which is Raabe's and Boethling's industry focus.
Despite the previous professional relationship between outgoing management and Raabe, the management change was negotiated at arm's length in which each side had certain demands and requirements.

Outgoing Management's Arrangement. As outgoing management, Cayou and Skinner required:

- Severance packages consisting of three month's salary each ($15,000) paid in the form of registered common stock;
- Indemnification agreements including the company's agreement to undertake legal defense and/or advance legal fees and expenses for certain pending or possible matters;

- Ongoing representation of one seat on the expanded board of directors through an independent nominee and nomination of their nominee in the upcoming shareholder's meeting for election to the board of directors;

- The company honor their agreement with Peter N. Hobbs, the operations manager for the Council Bluffs operations, to issue him 10 Million Shares of Common Stock. Additionally, Raabe and Boethling required that Hobbs remain employed with the company with substantially the same job duties as he has currently for at least six months to keep 1/2 of these shares or at least twelve months from the effective date of the management change to keep all of such shares. Hobbs has been sole executive operations manager in Council Bluffs since before the Chapter 11 case was filed and the bankruptcy reorganization completed, and yet until now had no equity interest in the Company.

Incoming Management's Arrangement.   As incoming management, Raabe and
Boethling required:

- That Cayou and Skinner relinquish all management authority, end all cash compensation and salaries and terminate regular communications with shareholders and brokers.

- An aggregate six-month management fee of $60,000 which was paid in the form of 2,352,941 shares of registered common stock. The management agreement renews in six months unless renegotiated for an additional $60,000 in shares. Raabe and Boethling will be reimbursed for their out of pocket expenses and there will be paid a $1,500 per month office allowance to operate corporate headquarters.

- Certain assurances and protections in the face of recent dissident shareholder activity, extreme market volatility and the possibility of regulatory enforcement action, and the existence of outstanding unpaid employee taxes. These assurances have taken the form of indemnification and an undertaking to advance legal defense costs, should they be necessary, issuance of a block of 20 Million shares of Common Stock as incentive for assuming management control, and a break-up fee of $500,000 in the event that they are removed before having an opportunity to establish and implement a strategic plan. The obligation of the company to pay the break-up fee and to indemnify Raabe and Boethling from tax liability for outstanding employee taxes is secured by the unencumbered assets of the company.

- Raabe and Boethling will be paid a successful transaction fee for acquisitions and financings based on a Lehman formula against the gross value of any transaction or financing.

- The 20 Million shares were issued subject to the agreement that all or a portion of the shares would be returned for cancellation upon the expiration of six months from the May 1, 1998 Effective Date, if one or more of the following benchmarks were not achieved by such time:

     - One-third of such shares will be returned for cancellation unless new management completes a strategic and business plan for Travis' overall corporate direction;

     - One-third of such shares will be returned for cancellation unless new management establishes a wholly owned subsidiary of Travis and transfers all operating assets of the direct mail advertising business to such subsidiary, together with a written strategic operating and business plan for such business and bringing such business to the break-even point for at least one continuous month; and

     - One-third of such shares will be returned for cancellation unless new management introduces at least one acquisition candidate to the Company or either of its subsidiaries consistent with the strategic plan to be developed immediately.

- A Voting Trust Agreement into which the restricted shares held by Cayou and Skinner, the Shares issued to Raabe and Boethling and those issued to Hobbs will be contributed for a period of one year. These shares will be voted by a board of three trustees, one selected by Cayou and Skinner, one selected by Raabe and Boethling, and the third selected by mutual agreement of both groups. This will constitute a voting block of approximately 50 million shares or one-fourth of the total issued and outstanding common shares of the Company.

Formation of Aggression Sports, Inc. In order to capitalize on the opportunities developed by Raabe and Boethling, the parties also restructured and re-initiated the concept of acquisitions in the extreme and adrenaline outdoor sports industry by the formation of a new Colorado corporation entitled Aggression Sports, Inc. This included the capitalization of the new company with 30 Million shares of Travis common stock for use as acquisition currency, issuance of 1 Million shares of Aggression Sports, Inc. to Travis, the undertaking by Travis to infuse at least $100,000 in cash into Aggression Sports, Inc. within the next six months in exchange for an additional 500,000 shares of Aggression Sports, Inc. and issuance of 1,250,000 shares of Aggression Sports, Inc. to Boulder Sports, LLC, a Colorado Limited Liability Company controlled substantially by Raabe and Boethling.

The agreement substantially protects the contacts and proprietary knowledge of Raabe and Boethling in this industry for a period of one year, and enforces representations made by Cayou and Skinner that Travis will attract investment capital. However, Travis can acquire a majority interest in Aggression Sports, Inc. (55%) through infusion of $100,000 in cash. The transaction can be unwound in the event that Raabe and Boethling are terminated without their consent before one year from the Effective Date of the change in management. The unwind provisions apply only to shares of Aggression Sports, Inc. issued at the first instance in exchange for shares of Travis and not to shares issued in exchange for cash or tangible assets.

To insure the transaction is ultimately fair to Travis' shareholders, the agreement contains a one-time 'look-back' provision in which the value of the Travis and Aggression Sports, Inc. shares is to be compared on a date six months out from the Effective Date, one time only, on a net tangible book value per share basis and adjusted, if necessary if the difference between the value exceeds 25% of the greater number. This adjustment may only be made if at such time, shares of Travis have been trading at $0.0833 per share average bid for a period of sixty days prior to the evaluation date. Such evaluation will be made by the auditors of Travis or an independent CPA selected mutually.

Also, the parties will execute a buy-sell agreement incorporating all protective shareholder agreements as well as a provision allowing Boulder Sports, LLC to purchase shares of Aggression Sports, Inc. held by Travis or Travis to purchase all shares of Aggression Sports, Inc. held by Boulder Sports, LLC, in the event that Raabe and Boethling are terminated as officers and directors of Travis after the expiration of one year from the Effective Date.

In the event that Aggression Sports, Inc. has not initiated at least one acquisition or business development project within six months from the Effective Date and shall not have closed one acquisition or launched one business development project within twelve months, the stock exchange will be unwound unless these periods are extended or the contingencies forgiven under circumstances of substantial compliance such as pending financings or acquisition agreements.

Additional provisions of the various agreements are personal to the Parties and will remain for the time being confidential. Other aspects of the overall agreement are being finalized and/or are being circulated for signature.

In summary, new management will focus its energy during the near term on the following elements:

- First and foremost, to stop operating losses and install management information systems to monitor the financial condition of the Company; and

- To develop and implement an acquisition based strategic growth plan including locating and evaluating opportunities and obtaining the financing to implement the plan.

While Raabe stated that the challenges faced by the company are substantial, he was confident that the new management team and the plans and strategies being developed will result in substantial enhancement of shareholder value.
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